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Exhibit 2.2

First Amendment to Purchase Agreement

        This First Amendment, dated as of April 4, 2003 ("First Amendment"), to that certain Purchase Agreement ("Purchase Agreement") by and among HA-LO Industries, Inc., a Delaware corporation ("HA-LO"), Lee Wayne Corporation, an Illinois corporation ("Lee Wayne") (together, HA-LO and Lee Wayne are the "Seller"), HA-LO Promotions Acquisitions Corp., a Delaware corporation ("Delaware Buyer"), and HA-LO Holdings BV, a Netherlands company ("Netherlands Buyer" and, together with Delaware Buyer, the "Buyer"). Except as otherwise defined herein, capitalized terms used herein shall have the meanings as set forth in the Purchase Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

        1.    As used herein, (a) the term "Post-April 7, 2003 Excluded Payments" shall mean all payments made by Seller between April 7, 2003 and the Closing Date with respect to any Unassumed Liabilities, or other nonrecurring obligation of Seller other than with respect to Severance Obligations and COBRA Obligations. Other than with respect to Severance Obligations and COBRA Obligations, the determination of whether an expenditure is a nonrecurring obligation of Seller shall be made consistent with Seller's past practice in determining its monthly recurring profit and loss; (b) the term "Post-April 7, 2003 Excluded Receipts" shall mean all payments received by Seller between April 7, 2003 and the Closing Date with respect to any Excluded Assets; and (c) the term "Bank Line" shall mean Seller's current lending facility with LaSalle National Bank N.A. or any replacement facility.

        2.    Section 2.1(a) is hereby amended by the addition of the following new subsection (xv):

        "(xv) All Cash of HA-LO Europe and all Cash of Seller as of the Closing Date."

        3.    Sections 2.2 and 2.4 of the Purchase Agreement are hereby amended to provide that, in each instance where the Closing or Closing Date is referenced therein, such reference shall be deemed to refer instead to April 7, 2003.

        4.    Section 2.3(e) of the Purchase Agreement is hereby amended by inserting the following phrase immediately after the word Seller: "as of the beginning of the Business Day on April 7, 2003."

        5.    Sections 2.6(a)(i) and 2.6(ii) of the Purchase Agreement are hereby amended by deleting such Sections in their entirety and inserting the following in their place and stead:

  "(i)
  $14,000,000 plus (A) interest thereon at the rate of 5% per annum from April 7, 2003 through and including the earlier to occur of (I) the Closing and (II) April 27, 2003, plus (B) if the Closing Date is on or after April 28, 2003, interest thereon at the rate of 10% per annum from April 28, 2003 through and including the day immediately prior to the Closing, plus (C) the aggregate amount of the Post-April 7 Excluded Receipts, minus (D) the aggregate amount of the Post-April 7 Excluded Payments, plus (E) if the outstanding amount of the Bank Line has increased during the period from April 7, 2003 and the Closing Date, the amount of such increase, minus (F) if the outstanding amount of the Bank Line has decreased during the period from April 7, 2003 and the Closing Date, the amount of such decrease; minus

  (ii)
  an amount equal to the Cash of Seller as of April 7, 2003 (the amount determined by subtracting this clause (ii) from clause (i), above, the "Cash Portion"); plus"

        6.    Notwithstanding any provision of the Purchase Agreement to the contrary, the Purchase Agreement is hereby amended to provide that, (a) the Pre-Closing Balance Sheet and the Closing Balance Sheet shall be a balance sheet otherwise in accordance with the terms of the Purchase Agreement, as of April 7, 2003, and not as of the Closing Date, and (b) in each instance where any of Estimated Seller Cash, Closing Cash Amount, Estimated Closing Working Capital, Unpaid Cure Costs, Severance Obligations, Closing Working Capital, Outstanding Checks, Outstanding Deposits, COBRA

Obligations and Estimated COBRA Obligations are to be determined as of the Closing or Closing Date, such determination shall instead occur as of April 7, 2003 rather than the Closing or Closing Date.

        7.    Section 3.1 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in its place and stead:

        "Section 3.1. Closing. Under the terms and conditions set forth herein and in the Sale Order, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois, on the date set forth by Buyer in a notice from Buyer to Seller, which date shall be no earlier than three (3) Business Days following receipt by Seller of such notice, or at such other place as is mutually agreeable to the parties, or, if any of the conditions to Closing set forth in Articles VII or VIII have not been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of these conditions by the party entitled to the benefit thereof) on or prior to such date on the third Business Day following the satisfaction or waiver of such conditions. In no event shall the Closing be later than May 30, 2003. The Closing shall be effective as of 12:01 a.m. on the Closing Date."

        8.    Section 4.8 of the Purchase Agreement is hereby amended by deleting the phrase "or which has had or would be reasonably likely to have a Material Adverse Effect" from such Section.

        9.    Section 6.3(b) of the Purchase Agreement is hereby amended by the addition of the following sentence at the conclusion of the first paragraph of such Section: "Seller shall consult with Buyer's Consultant with respect to all material matters regarding the HA-LO Europe Business and the HA-LO US Business."

        10.  Subject to the first sentence of paragraph 13 hereof, Section 8.1 of the Purchase Agreement is hereby amended such that the affirmation of the truth and correctness of the matters referenced therein contemplated to be made as of the Closing Date shall be made as of April 7, 2003 and not as of the Closing Date.

        11.  Section 8.5 of the Purchase Agreement is hereby deleted in its entirety.

        12.  The Buyers' Earnest Money Deposit (as such term is defined in Section 1 of the Sale Procedures Order entered February 28, 2003) shall be increased from $1,060,000 to $2,000,000 (exclusive of interest); within three business days following the entry of the Sale Order on the docket of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Buyer shall pay the increase in the Buyers' Earnest Money Deposit of $940,000 into the escrow account at BankOne N.A. heretofore established amongst the parties.

        13.  To the extent Buyer, on the date hereof, has actual knowledge of any inaccuracy or breach of any representation or warranty of Seller set forth in the Purchase Agreement, or of any inaccuracy in any Schedule thereto, Buyer hereby waives all of Buyer's rights under the Purchase Agreement with respect to such inaccuracy or breach. For purposes hereof, Buyer's actual knowledge shall mean the actual knowledge of any of Douglas Berman, Anthony DiSimone or Malcom Applebaum. Except as set forth in the following sentence, Buyer hereby waives all of Buyer's rights under the Purchase Agreement with respect to any breach by Seller of any representation or warranty of Seller set forth in the Purchase Agreement which occurs from and after April 7, 2003. From and after the date hereof through the Closing Date, Seller shall not take any action or fail to take any action which would cause a material breach of a representation or warranty hereunder to the extent that Seller knew or should reasonably have known of such a breach of a representation or warranty hereunder; provided that the Seller shall, at Buyer's sole cost, use its commercially reasonable efforts to prevent such material breach; and further provided, however, that Buyer shall have the affirmative obligation to notify Seller of any such breach of representation or warranty known to Buyer within two (2) Business Days of Buyer's knowledge thereof.

        14.  This Amendment is subject to the approval of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on or before April 4, 2003. If such approval is not obtained, this Amendment shall be of no force and effect.

        15.  To the extent necessary to reflect the agreements set forth in this Amendment, the Sale Order shall be amended accordingly.

        16.  Except as otherwise provided herein, the terms and the conditions of the Purchase Agreement, including but not limited to the limitations on Buyers' aggregate Liability set forth in Section 10.3 of the Purchase Agreement, shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first written above.

HA-LO INDUSTRIES, INC.
By:	Marc S. Simon, CEO
LEE WAYNE CORPORATION
By:	Marc S. Simon, CEO
LEE HA-LO PROMOTIONS ACQUISITION CORP.
By:	Name: Its:
HA-LO HOLDINGS BV
By:	Name: Its:

Signature page to First Amendment to Purchase Agreement

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  Exhibit 2.2